Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NewHydrogen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457(c)	235,000,000	$.0362	$8,507,000	$0.0001531	$1,302.42

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$1,302.42
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,302.42

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 (c) under the Securities Act based on a per share price of $0.0362, the last reported sale price of the Company’s common stock, par value $0.0001 per share, on the OTCQB on May 16, 2025.